EXHIBIT 10.1

                               EMRISE CORPORATION
                          9485 HAVEN AVENUE, SUITE 100
                           RANCHO CUCAMONGA, CA 91730

                                 August 18, 2006

Randolph D. Foote
Senior Vice President, Chief Financial Officer and Secretary
Emrise Corporation
9485 Haven Avenue, Suite 100
Rancho Cucamonga, CA 91730

      Re:   RESIGNATION AND SEPARATION AGREEMENT

Dear Randy:

      This letter confirms your voluntary resignation as Senior Vice President, Chief Financial Officer and Secretary of Emrise Corporation (the "Company"), including as an officer and/or director of any of the Company's subsidiaries, which the Company has accepted effective August 18, 2006. As we have discussed, the Company desires that you remain in its active employment through approximately October 31, 2006, to provide for an orderly transition and conclusion of your employment with us, including assistance in the preparation of the Company's financial statements, after which your employment will end, but you will remain available to us for consulting on an as-needed basis for twelve months, subject to your compliance with this Agreement. Accordingly, we propose the following agreement to provide an incentive for you to remain employed with us through approximately October 31, 2006, and to otherwise confirm the terms of your separation from the Company:

      1. RESIGNATION AND TERMINATION OF EMPLOYMENT AGREEMENT. You have voluntarily resigned all of your positions with the Company, including your positions as Senior Vice President, Chief Financial Officer and Secretary, including as an officer and/or director of any of the Company's subsidiaries, and the Company has accepted your resignation as of August 18, 2006 (the "Resignation Date"). You do not have the authority to act on behalf of, or otherwise bind, the Company or any of its subsidiaries and affiliates, and you shall not incur expense or liability on behalf of the Company without my advance written approval.

      You and the Company agree to terminate and cancel the Employment Agreement between us, dated January 1, 2006; provided, however, that Sections 7.1, 7.2, 7.3, 8.1, 8.2, 8.3, 10, 12 of the Employment Agreement are hereby incorporated as if fully set forth in this Agreement.

      The Company will pay you for all accrued, but unused vacation through the Resignation Date.

      2. TEMPORARY EMPLOYMENT. Effective August 21, 2006, you are reassigned to temporary employment with the Company, which we anticipate will terminate by approximately October 31, 2006 (the "Employment Separation Date"). The Company, in its sole discretion, may extend the Employment Separation Date up to no more than 60 days to ensure proper completion of any assignments you may be given. Until the Employment Separation Date, you will provide full-time assistance to the Company to ensure an orderly transition and conclusion of your employment with the Company, including, for example, assisting Haskell & White LLP in their work for the Company, assisting in the preparation of the Company's restated financial statements, assisting in the re-audit of the Company's 2005-2004 financial statements, and assisting in the preparation of the Company's financial statements for the first and second quarters of 2006, among other matters. During this period of temporary employment, you must perform any requested duties and responsibilities with a professional attitude and in compliance with all of the Company's rules and regulations regarding employee conduct and job performance. Likewise, you must do nothing to undermine the Company, the confidence of the Company's employees in the Company, the Company's continued success, or the employee's employment or status with the Company. Your temporary employment will be subject to earlier termination if you fail to comply with these job duties and performance expectations, in which case you will be entitled to no further payments or benefits of any kind under this Agreement.

Randolph D. Foote
August 18, 2006
Page 2


      During this period of temporary employment and through the Employment Separation Date, so long as you comply fully with all of the terms of this Agreement, you will continue receiving the following compensation and benefits:

            (a) The Company will continue your regular base salary, payable in accordance with the Company's regular payroll practices;

            (b) The Company will continue your employment benefits (including medical insurance, life insurance and your monthly car allowance of $600); and

            (c) The Company agrees that the Employment Separation Date shall be your termination date for purposes of exercising any option you may have to purchase shares of the Company's common stock, which shall in any event be governed by the applicable provisions of any stock option agreements between the Company and you, including but not limited to the "Emrise Corporation Amended and Restated 2000 Stock Option Plan Incentive Stock Option Agreement" and "1997 Incentive Stock Option Agreement."

      During the period of your temporary employment, you will not be eligible to receive any paid vacation benefits, bonus or incentive compensation of any kind.

      You acknowledge and agree that the Company has paid you all wages and accrued vacation due as of the Resignation Date, and that, other than what is provided through this agreement, you shall have no entitlement or claim to any further compensation or benefits from the Company, including, without limitation, salary, bonuses, incentive compensation, stock, stock options, accrued vacation payments, severance, unvested pension benefits, employer-paid health benefits, fringe benefits, expense reimbursements, or any other employment benefits.

      3. CONSULTING, COOPERATION AND ASSISTANCE. After the Employment Separation Date, you will continue to provide reasonable cooperation and assistance to the Company on an as-needed basis during the twelve-month period following the Employment Separation Date. You will reasonably cooperate with and assist the Company, its agents, owners, employees and attorneys in the preparation and/or defense and/or pursuit of any litigation involving the Company, and, in addition, to any issues related to your employment with the Company, your performance as an employee/officer of the Company, or any related matters, except as may be prevented by law.

Randolph D. Foote
August 18, 2006
Page 3


      4. SEPARATION PAYMENTS. In further consideration of your entering into and complying fully with this Agreement, and specifically conditioned upon your re-execution of this Agreement on the Employment Separation Date, the Company also agrees to provide you the following separation benefits:

            (a) The Company will pay you the total gross amount of $182,200 during the anticipated twelve-month period immediately following the Employment Separation Date (the "Separation Payments"), which is equivalent to twelve months of your current annual salary and monthly car allowance. The Separation Payments will be paid in equal periodic amounts on the regular pay dates of the Company, subject to all legally-required deductions.

            (b) After the Employment Separation Date, you will have the opportunity to extend your health plan benefits, pursuant to the Company's procedures to elect continued coverage through COBRA, and you will be solely responsible for timely election of coverage and payment of premium amounts pursuant to COBRA. During the twelve-month period beginning on the Employment Separation Date, the Company will reimburse you for your health plan benefit premiums, at the same benefit level which you had as of the Resignation Date (the "Health Plan Premiums").

            (c) In response to reference requests received by the Company from prospective employers, the Company generally will confirm your dates of employment and last position held. If you wish to authorize the Company to release any additional information about your employment, then you agree to provide me with a specific written request to release such information in response to which the Company agrees to provide information about your actual written performance appraisals dated October 1, 2000, April 1, 2002; and May 1, 2004; provided, however, that you understand and agree that you may not accept outside employment prior to the Employment Separation Date absent advance written authorization from me.

      The Company does not require or expect you to seek other employment during the period in which you are receiving compensation under this Agreement, and your compensation under this Agreement will not be reduced by any compensation you may earn from other sources during the period you are receiving compensation under this Agreement.

      You agree that the Separation Payments and Health Plan Premiums shall be the sole amounts paid to you after the Employment Separation Date, and you must confirm at that time, by signing this Agreement again, that you have been paid all wages due and owing to you from the Company through the Employment Separation Date, and that, other than as expressly provided in this Agreement, you shall have no entitlement or claim to any further compensation or benefits from the Company, including, without limitation, salary, bonuses, incentive compensation, stock, stock options, accrued vacation payments, severance pay, unvested pension benefits, employer-paid health benefits, fringe benefits, expense reimbursements, or any other employment benefits

      The Separation Payments and Health Plan Premiums shall be in lieu of any other obligation of the Company for separation pay, severance pay, or any other termination-related payment to you. Should you fail to comply with the terms of this Agreement, including, for example, failing to re-execute this Agreement on the Employment Separation Date or failing to comply with any of the terms of this Agreement after the Employment Separation Date, then all of the Company's payment obligations under this Agreement will terminate immediately. The termination provisions of this section do not limit in any way the Company's remedies provided in other provisions of this Agreement, all such remedies being cumulative. The Company's decision to discontinue these payments and benefits to you under this section shall not affect the remaining obligations and benefits of this Agreement.

Randolph D. Foote
August 18, 2006
Page 4


      5. RELEASE. For yourself and your heirs, assigns, executors, administrators, agents and successors, past and present (collectively, your "Affiliates"), you hereby fully and without limitation release, covenant not to sue, and forever discharge the Company, its subsidiaries, divisions, affiliated corporations, affiliated partnerships, trustees, directors, officers, shareholders, partners, agents, employees, consultants, insurance carriers, attorneys, assigns, executors and administrators, trustees, predecessors and successors, past and present (collectively with the Company, the "Releasees"), both individually and collectively, from any and all rights, claims, demands, liabilities, actions and causes of action whether in law or in equity, suits, damages, losses, workers' compensation claims, attorneys' fees, costs, and expenses, of whatever nature whatsoever, known or unknown, fixed or contingent, suspected or unsuspected (collectively, the "Claims"), that you or your Affiliates now have, or may ever have, against any of the Releasees for any acts or omissions by the Company or any of the other Releasees occurring on or prior to the Effective Date of this Agreement. This Release also specifically applies to any claims for age discrimination under the Age Discrimination in Employment Act, 29 U.S.C. ss. 621 and sections following.

      You expressly agree that you waive and relinquish all rights and benefits you may have under Section 1542 of the Civil Code of the State of California. That section reads as follows:

            "ss. 1542. [General Release -- Claims Extinguished.] A general release does not extend to claims which the creditor does not know or suspect to exist in his or her favor at the time of executing the release, which if known by him or her must have materially affected his or her settlement with the debtor."

      You acknowledge and represent that you did not suffer any work-related injuries while employed by the Released Parties, that you have not filed any claims for workers' compensation benefits of any type against the Released Parties, that you have no intention of filing any claims for workers' compensation benefits of any type against the Released Parties, and that you will not file or attempt to file any claims for workers' compensation benefits of any type against the Released Parties.

      You agree that you will re-execute and re-affirm this Agreement on your last day of employment by signing on the second signature line below, to make this Agreement effective for the time period between today's date and the last day of your employment.

      I understand that you have asked the Company to release any claims it may have against you, but the Company cannot give you such an agreement. Based on what you have told the Company about your activities during your employment, I can tell you that the Company has no plans to assert any claims against you, although we ask that you understand that the Company must reserve its rights to assert any appropriate claims against you if, for example, any governmental agency or shareholder pursues a claim against the Company based upon your conduct.

      6. NO VOLUNTARY INVOLVEMENT IN DISPUTES. You agree that you shall not voluntarily aid, assist, cooperate with or encourage any person or entity in connection with the pursuit of any claim or dispute against the Company, unless compelled by deposition or other legal process. You further agree not to voluntarily involve yourself or participate in any action in which the Company or any of the other Releasees is a party without first obtaining the Company's advance written consent. You further agree that you shall provide advance written notice to the Company in the event you are subpoenaed to testify, or provide documents at deposition or at trial, relating to (1) any actual, possible, or perceived violation by the Company or any other Releasee of any federal, state, local, or administrative law, rule, or regulation; and/or (2) any acts or omissions by the Company or any of the other Releasees occurring prior to the Effective Date of this Agreement. This section is intended only to preclude your voluntary aid or involvement as described above, and nothing in this section is intended to influence the substance of such aid or involvement which is properly compelled by legal process.

Randolph D. Foote
August 18, 2006
Page 5


      7. NO ASSIGNMENT. You represent that you have not assigned or transferred any interest in any Claims that you may have against the Company or any other Releasee. Accordingly, you agree to indemnify and hold the Company and the other Releasees harmless from any liability, claims, demands, damages, expenses, and attorneys' fees incurred as a result of any person or entity asserting any such assignment or transfer of any right or claim.

      8. TRADE SECRETS AND NON-SOLICITATION. You acknowledge that, in the course of your employment with the Company, you had access to confidential information concerning the organization and functioning of the business of the Company, and that such information is a valuable trade secret and the sole property of the Company. You acknowledge and agree that the Company's confidential information and trade secrets includes, for example, the names and addresses of the Company's customers and prospective customers and all other confidential information relating to those actual or prospective customers, as well as all other information that has or could have commercial value or other utility in the business in which the Company or its customers are engaged or in which they contemplate engaging and information, regardless of whether the Company previously identified or labeled such information as confidential. By way of further example, the Company's confidential information and trade secrets includes all information not generally known outside of the Company that relates to the Company or its customers and that you obtained or learned about solely as a result of your performing services for the Company.

      Accordingly, except as required by law, legal process, or in connection with any litigation between the parties hereto with respect to matters arising out this Agreement, your agree that you will not disclose or furnish any such information to any person other than an officer of the Company (or his or her designate, such as the Company's legal advisors), and you will make no use of any such information for your personal benefit. You further agree that you shall not use the Company's trade secrets for any reason, directly or indirectly, by any means or device whatsoever, for yourself or on behalf of, or in conjunction with any person, partnership or corporation, to engage in or participate in any business or activity in competition with the business of the Company.

      You further agree that, by no later than the Employment Separation Date, you will return to the Company all such information and property which belongs to the Company, including, but not limited to, mobile telephone, fuel card, personal computer, all documents, working papers, information whether stored on computer disc or otherwise, and all other records relating to the Company and its business.

      9. SEVERABILITY. Each and every provision of this Agreement shall be deemed to be contractual, and they shall not be treated as mere recitals at any time or for any purpose. Each and every provision of this Agreement shall be considered severable, except for the release provisions of Section 5 of this Agreement. If a court of competent jurisdiction finds any part of the release provisions of Section 5 of this Agreement (other than the ADEA release) to be unenforceable or invalid, then this Agreement shall become null and void, and you shall repay any and all Separation Payments paid by the Company pursuant to this Agreement within a reasonable period of time not to exceed 15 days; provided, however, that the Company will not require you to repay the Separation Payments if you can prove that you did not do or fail to do anything which led to a finding that the release was somehow unenforceable or invalid. If a court of competent jurisdiction finds any provision other than the release provisions of Section 5 to be invalid or unenforceable for any reason, that provision, or part thereof, shall remain in force and effect to the extent allowed by law, and all of the remaining provisions of this Agreement shall remain in full force and effect and enforceable.

Randolph D. Foote
August 18, 2006
Page 6


      10. CHOICE OF LAW. This Agreement is made and entered into in the State of California and shall in all respects be interpreted and enforced pursuant to the laws of the State of California, without regard to or application of any of California's conflict of laws rules.

      11. INTEGRATED AGREEMENT. This Agreement constitutes a single, integrated written contract expressing the entire agreement of the parties. There is no other agreement, written or oral, express or implied, between the parties with respect to the subject matter hereof, except this Agreement. This Agreement may not be orally modified, and may be modified only in a written instrument signed by the parties.

      12. BINDING AGREEMENT. This Agreement, and all the terms and provisions hereof, are binding upon and shall inure to the benefit of the parties and their respective heirs, legal representatives, successors and assigns.

      13. EFFECTIVE DATE. This Agreement is being given to you on August 18, 2006. You acknowledge that you are entitled to take 21 days to consider whether to accept this Agreement. After signing this Agreement, you shall have a period of seven (7) calendar days to revoke the Agreement by providing the Company with written notice of your revocation. To be effective, such revocation must be in writing, must specifically revoke this Agreement, and must be received by the Company prior to the eighth calendar day following your execution of this Agreement. This Agreement shall not become effective or enforceable until this seven-day revocation period has expired. You specifically represent that we have advised you in writing to consult with an attorney of your choice prior to signing this Agreement, and that prior to executing this Agreement, you have consulted with counsel of your choice to the extent you so desire concerning the legal effect of this Agreement. The Effective Date of this Agreement shall be seven days after you execute and deliver it to the Company, unless you otherwise revoke the Agreement in writing before expiration of that seven-day period.

      14. VOLUNTARY AGREEMENT. This Agreement in all respects has been voluntarily and knowingly executed by you and us. You specifically represent that you have carefully read and fully understand all of the provisions of this Agreement, and that you are voluntarily entering into this Agreement.

Randolph D. Foote
August 18, 2006
Page 7


      Randy, if you desire to enter into this Agreement, then please indicate your acceptance of its terms by signing below. We wish you the best of success in your future endeavors.

                                                Very truly yours,

                                                /S/ CARMINE T. OLIVA

                                                Carmine T. Oliva
                                                President
ACCEPTED AND AGREED:


/S/ RANDOLPH D. FOOTE
----------------------------
Randolph D. Foote

Dated: August 18, 2006, at Rancho Cucamonga, California

I hereby reaffirm the foregoing Agreement and all of its terms (specifically including the waiver and release provisions of SECTION 5), effective as of __________________, 2006, the date of my separation of employment with Emrise Corporation.


----------------------------
Randolph D. Foote


Dated:  _______________, 2006, at _____________, California